CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 17, 2022, relating to the financial statements and financial highlights of Nationwide Nasdaq‐100 Risk‐Managed Income ETF, Nationwide S&P 500 Risk-Managed Income ETF, Nationwide Dow Jones Risk‐Managed Income ETF, and Nationwide Russell 2000 Risk‐Managed Income ETF, each a series of ETF Series Solutions, for the year ended August 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwauke, Wisconsin
December 15, 2022